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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549             SEC File Number

                                                                        0-25634
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                         NOTIFICATION OF LATE FILING                CUSIP Number

                                                                    023857 10 5
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(Check One): [ X ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ]
                   Form 10-Q and Form 10-QSB [ ] Form N-SAR

                  For Period Ended:     December 31, 1997
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR
                  Form the Transition Period Ended:
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       Read Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

 AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
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Full Name of Registrant

 FORTE COMPUTER EASY, INC.
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Former Name if Applicable

 755 Boardman-Canfield Road, South Bridge Executive Center, Bldg. G West
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Address of Principal Executive Office (Street and Number)

 Boardman, Ohio  44512
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City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

         The Company's Form 10-K was filed via EDGAR minutes after the filing deadline on March 31, 1998, and it received a filing date of April 1, 1998.
The delay in filing the Form 10-K was due to the diversion of resources to and added workload resulting from the Company's recent acquisition activity and the integration of such newly acquired operations.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

         Richard L. Kovach                                                               (330)            965-9910
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                   (Name)                                      (Area Code)                                (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                [ X ] Yes [ ] No

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ X ] Yes [ ] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


         The changes in results of operations from the corresponding period for the combined year ended December 31, 1996 are explained in Item 7 of the Company's Form 10-K, filed as of April 1, 1998, entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                   AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:   April 1     , 1998         By  /s/ Richard L. Kovach
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                                           Richard L. Kovach


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the

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statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001).
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